EXHIBIT 99.1
CONTACT:
Cathy Kawakami
Director, Corporate & Investor Relations
Advanced Energy Industries, Inc.
970-407-6732
cathy.kawakami@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES 2006 FIRST QUARTER FINANCIAL RESULTS
Sales up 17%, operating income up 111% compared to 2005 fourth quarter
FORT COLLINS, Colo., April 26, 2006 — Advanced Energy Industries, Inc. (Nasdaq: AEIS) today announced financial results for the first quarter ended March 31, 2006.
Sales were $94.0 million for the first quarter of 2006, up 16.9% compared to $80.4 million in the fourth quarter of 2005, and up 14.3% compared to $82.2 million in the first quarter of 2005. Gross profit was $38.6 million, or 41.0% of sales, compared to $30.2 million, or 37.6% of sales for the fourth quarter of 2005, and $27.3 million, or 33.2% of sales in the first quarter of 2005.
First quarter 2006 income from operations was $13.2 million, or 14.0% of sales, an increase of 111.3% compared to $6.2 million, or 7.8% of sales, in the fourth quarter of 2005. This compares to first quarter 2005 income from operations of $2.5 million, or 3.1% of sales. First quarter 2006 income from operations includes $641,000 of stock-based compensation expense due to the adoption of SFAS 123(R). First quarter 2005 income from operations includes $1.3 million of restructuring charges related to employee severance and termination costs.
First quarter 2006 net income was $12.8 million, or $0.28 per diluted share, compared to net income of $10.0 million, or $0.22 per diluted share in the fourth quarter of 2005, and $734,000 in the first quarter of 2005, or $0.02 per diluted share. First quarter 2006 net income includes a $1.4 million gain, primarily related to the sale of equity securities, which favorably impacts diluted earnings per share by approximately $0.02. First quarter 2006 net income reflects a tax rate of 15%, which is lower than the Company’s anticipated tax rate of 20% due to the mix of foreign and domestic income in the respective taxing jurisdictions and the utilization of the net operating loss carryforwards which had valuation allowances recorded against them.
Dr. Hans Betz, president and chief executive officer of Advanced Energy, said, “Our first quarter performance demonstrates a strong demand environment for our innovative power generation solutions. The sequential sales increase was primarily driven by sales to the semiconductor industry. Shipments of our Pinnacle® DC power supply

Advanced Energy Reports First Quarter 2006 Results — Page 2
April 26, 2006
for use in semiconductor and Generation 5 flat panel display applications were at near record levels. Today, we announced a significant win for our Crystal® AC power solutions for a major architectural glass retrofit opportunity that is expected to drive increased sales to this market over the next twelve months. Outside of our core markets, we also marked another milestone in our objective to penetrate the solar cell manufacturing market, winning a new position at ECD Ovonics to provide process power using our Cesar® RF generators and VarioMatch™ matching networks.”
Dr. Betz continued, “We also continue to make significant progress in our financial performance. We were encouraged by the operating performance as our factory in Shenzhen, China is fully ramped, and gross margin this quarter was at its highest level in five years. Based on the continued strength in end market demand, we currently expect second quarter 2006 sales to be in the range of $98 million to $102 million. We anticipate earnings per share in the range of $0.27 to $0.29.”
First Quarter 2006 Conference Call
Management will host a conference call today, Wednesday, April 26, 2006 at 5:00 pm Eastern time to discuss Advanced Energy’s financial results. You may access this conference call by dialing 888-713-4717. International callers may access the call by dialing 706-679-7720. For a replay of this teleconference, please call 706-645-9291, and enter the pass code 7779721. The replay will be available through May 3, 2006. There will also be a webcast available at www.advanced-energy.com, and on the investor relations page at http://ir.advanced-energy.com.
About Advanced Energy
Advanced Energy is a global leader in the development and support of technologies critical to high-technology, high-growth manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, solar cells, architectural glass, and other advanced product applications.
Leveraging a diverse product portfolio and technology leadership, Advanced Energy creates solutions that maximize process impact, improve productivity and lower the cost of ownership for its customers. This portfolio includes a comprehensive line of technology solutions in power, flow, thermal management, and plasma and ion beam sources for original equipment manufacturers (OEMs) and end-users around the world.
Advanced Energy operates in regional centers in North America, Asia and Europe and offers global sales and support through direct offices, representatives and distributors. Founded in 1981, Advanced Energy is a publicly held company traded on the Nasdaq National Market under the symbol AEIS. For more information, please visit our corporate website: www.advanced-energy.com.

Advanced Energy Reports First Quarter 2006 Results — Page 3
April 26, 2006
This press release contains certain forward-looking statements, including the company’s expectations with respect to Advanced Energy’s financial results for the second quarter of 2006 as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the industries we serve including the semiconductor capital equipment and flat panel display industries, the timing of orders received from our customers, our ability to realize cost improvement benefits from the manufacturing initiatives underway, unanticipated changes to our effective tax rate, and other risks described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements, as filed with the Securities and Exchange Commission. Forward-looking statements are made and based on information available to us on the date of this press release. We do not assume, and expressly disclaim, any obligation to update this information. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-221-4670. The company assumes no obligation to update the information in this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,		December 31,
	2006	2005	2005
Sales	$93,950	$82,176	$80,387
Cost of sales	55,400	54,854	50,196

Gross profit	38,550	27,322	30,191

Operating expenses:
Research and development	10,459	10,255	9,635
Selling, general and administrative	14,405	12,725	13,671
Amortization of intangible assets	477	547	481
Restructuring charges	29	1,262	166

Total operating expenses	25,370	24,789	23,953

Income from operations	13,180	2,533	6,238

Other income (expense), net	1,833	(2,087)	123

Income from continuing operations before income taxes	15,013	446	6,361

Provision for income taxes	(2,252)	(529)	(1,330)

Income (loss) from continuing operations	12,761	(83)	5,031

Gain on sale of discontinued assets	—	—	5,210
Results of discontinued operations	—	817	(216)
Provision for income taxes	—	—	—

Income from discontinued operations	—	817	4,994

Net income	$12,761	$734	$10,025

Net income (loss) per basic share
Income (loss) from continuing operations	$0.29	$—	$0.11
Income from discontinued operations	$—	$0.02	$0.11
Basic earnings per share	$0.29	$0.02	$0.23

Net income (loss) per diluted share
Income (loss) from continuing operations	$0.28	$—	$0.11
Income from discontinued operations	$—	$0.02	$0.11
Diluted earnings per share	$0.28	$0.02	$0.22

Basic weighted-average common shares outstanding	44,571	32,755	44,416

Diluted weighted-average common shares outstanding	45,004	32,878	44,902

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$67,965	$52,874
Marketable securities	8,815	6,811
Accounts receivable, net	72,240	68,992
Inventories	55,940	56,199
Other current assets	4,700	6,773

Total current assets	209,660	191,649

Property and equipment, net	37,502	39,294

Deposits and other	1,877	3,808
Goodwill and intangibles, net	69,716	69,843
Customer service equipment, net	1,848	2,407
Deferred income tax assets, net	5,059	3,116

Total assets	$325,662	$310,117

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$21,567	$22,028
Other accrued expenses	23,928	23,977
Current portion of capital leases and senior borrowings	1,601	2,011

Total current liabilities	47,096	48,016

Long-term liabilities:
Capital leases and senior borrowings	2,028	2,179
Other long-term liabilities	2,556	2,492

Total long-term liabilities	4,584	4,671

Total liabilities	51,680	52,687

Stockholders’ equity	273,982	257,430

Total liabilities and stockholders’ equity	$325,662	$310,117

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2006	2005
NET CASH PROVIDED BY OPERATING ACTIVITIES	$14,767	$18,140

NET CASH USED IN INVESTING ACTIVITIES	(728)	(3,355)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	879	(1,051)

EFFECT OF CURRENCY TRANSLATION ON CASH	173	(772)

INCREASE IN CASH AND CASH EQUIVALENTS	15,091	12,962
CASH AND EQUIVALENTS, beginning of period	52,874	38,404

CASH AND EQUIVALENTS, end of period	$67,965	$51,366